Exhibit 99.1

E A R N I N G S R E L E A S E

Press Contacts:	Gary R. Shook, President & CEO	540-687-4801 or
pres@middleburgbank.com

	Raj Mehra, EVP & CFO	540-687-4816 or
cfo@middleburgbank.com

	Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2016 RESULTS

MIDDLEBURG, VA. – April 29, 2016 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), today announced financial results for its first quarter 2016, including net income of $2.06 million, or $0.29 per diluted share, for the quarter ended March 31, 2016.

First quarter 2016 highlights include:

•
Net income for the first quarter of 2016 was $2.06 million or $0.29 per diluted share compared to $781,000 or $0.11 per diluted share for the previous quarter and $2.45 million or $0.34 per diluted share for the same period in 2015.

•	Net interest margin was 3.24% in the first quarter of 2016, higher by 7 basis points ("bp") compared to the previous quarter and lower by 16 bp compared to the same period in 2015.

•	Cost of funds was 39 bp compared to 37 bp in the previous quarter and unchanged when compared to the same period in 2015.

•	Total revenue increased to $12.20 million compared to the previous quarter and a decrease of 3.48% compared to the same period in 2015.

•	Net interest income increased to $9.75 million, higher by 2.94% compared to the previous quarter and 1.23% higher than the same period in 2015.

•	Non-interest expense was $9.26 million, higher by 10.53% compared to the previous quarter and higher by 4.00% compared to the same period in 2015.

•	The efficiency ratio was 73.22%, compared to an efficiency ratio of 67.21% for the previous quarter and 68.35% for the same period in 2015.

•	Loans held-for-investment were $824.55 million on March 31, 2016 compared to $805.68 million on December 31, 2015, representing an annualized growth rate of 9.42%.

•	Total assets increased to $1.35 billion, higher by 4.11% since December 31, 2015.

•	Total deposits were $1.08 billion, an increase of 4.14% since December 31, 2015.

•	Nonaccrual loans declined by 19.51% in the first quarter of 2016 compared to the same period in 2015.

•	The allowance for loan losses was 1.37% of total loans, unchanged from December 31, 2015.

•	Dividends per share increased 30% to $0.13 per share in the first quarter of 2016 compared to $0.10 per share for the same period in 2015.

•
Capital ratios continue to be strong: Total Risk-Based Capital Ratio of 17.47%, Tier 1 Risk-Based Capital Ratio of 16.22%, Common Equity Tier 1 Ratio of 15.56% and Tier 1 Leverage Ratio of 9.40% at March 31, 2016.

"We are pleased with our performance in the first quarter as robust loan and deposit growth and disciplined expense management resulted in a considerable increase in net income over the prior quarter. Additionally, wealth management revenues continue to recover along with the market and we expect to see continued improvement in our results as trends in our operating markets continue to be positive," said Gary R. Shook, President and CEO of Middleburg Financial Corporation. "Moving forward, we feel confident in our ability to drive shareholder value by continuing to execute on our strategic initiatives to enhance profitability, improve efficiency and manage risk. In addition, we are pleased to continue returning capital to shareholders via our stock repurchase program and strong focus on dividends."

STRATEGIC FOCUS FOR 2016
Throughout 2016, the Company plans to focus on a number of strategic initiatives intended to grow the business and enhance shareholder value, including:

Enhance Profitability

▪	Expand net interest margin

▪	Increase the loans to deposits ratio

▪	Lower cost of funds further through growth in non-interest bearing deposits

▪	Replace higher cost borrowings with core deposits

▪	Growth in fee income from our wealth management subsidiary

Improve Efficiency

▪	Lower operating costs by continuing to exercise good expense control

▪	More efficient use of resources

Focus on Asset Quality

▪	Lower nonaccrual loans relative to total loans

▪	Efficient management of other real estate owned properties

TOTAL REVENUE
Total revenue, which is composed of net interest income and non-interest income (before any provision for loan and lease losses), was $12.20 million for the first quarter of 2016, higher by 1.12% compared to the previous quarter and a decrease of 3.48% compared to the same period in 2015.

Net Interest Income
The Company recorded net interest income of $9.75 million for the first quarter of 2016, an increase of 2.94% compared to the previous quarter and higher by 1.23% compared to the same period in 2015. The net interest margin in the first of 2016 was 3.24%, higher by 7 bp compared to the previous quarter and 16 bp lower than the same period in 2015.

The following factors contributed to the changes in net interest margin during the first quarter of 2016 compared to the previous quarter:

•	Yields on earning assets increased by 8 bp compared to the previous quarter.

•	Yields on investment securities increased by 12 bp compared to the previous quarter, as premium amortization slowed and higher yielding securities were added to the investment portfolio.

•
Yields on loans increased by 8 bp compared to the previous quarter. In the fourth quarter of 2015, we reversed some accrued interest which reduced loan yields by approximately 9 bp. Excluding that reversal, the change in loan yields would have been flat between the fourth quarter of 2015 and the first quarter of 2016.

•
Cost of funds increased slightly to 39 bp, compared to 37 bp in the previous quarter due to higher interest expenses related to short term FHLB borrowings that we had incurred to accommodate seasonal activity in core deposits. We expect to retire those borrowings as they mature and replace them with core deposits.

The following table analyzes changes in net interest income comparing the first quarter of 2016 to the previous quarter and to the quarter ended March 31, 2015.

	Quarters Ended (Annualized)
(Dollars in thousands)	March 31, 2016 vs. December 31, 2015 Increase (Decrease) Due to Changes in:			March 31, 2016 vs. March 31, 2015 Increase (Decrease) Due to Changes in:
	Volume	Rate	Total	Volume	Rate	Total
Earning Assets:
Securities:
Taxable	$114	$239	$353	$687	$(37)	$650
Tax-exempt	(102)	125	23	(199)	119	(80)
Loans:
Taxable	728	301	1,029	6,834	(7,168)	(334)
Tax-exempt	8	—	8	6	2	8
Interest on deposits with other banks and federal funds sold	16	85	101	(21)	89	68
Total earning assets	$764	$750	$1,514	$7,307	$(6,995)	$312
Interest-Bearing Liabilities:
Checking	$21	$37	$58	$38	$57	$95
Regular savings	4	(3)	1	24	(1)	23
Money market savings	(7)	(1)	(8)	12	11	23
Time deposits:
$100,000 and over	(12)	12	—	99	—	99
Under $100,000	90	(187)	(97)	(8)	(208)	(216)
Total interest-bearing deposits	$96	$(142)	$(46)	$165	$(141)	$24
Securities sold under agreements to repurchase	—	4	4	(29)	(150)	(179)
FHLB borrowings and other debt	323	(11)	312	330	(2)	328
Total interest-bearing liabilities	$419	$(149)	$270	$466	$(293)	$173
Change in net interest income	$345	$899	$1,244	$6,841	$(6,702)	$139

Comparing the first quarter of 2016 to the previous quarter, the table shows the increase in interest income for investments was driven by growth in the securities portfolio and an increase in yields as premium amortization slowed and higher yielding investments were added to the balance sheet. We continue to add securities that are less sensitive to prepayments while retaining a balance between fixed and floating rate investments. The increase in interest income from loans was due to strong growth in loan balances. The changes in interest income in the first quarter of 2016 compared to the same quarter in 2015 reflected similar factors, namely increased interest income from investments driven by higher securities balances and lower premium amortization while the lower interest income from loans was largely due to lower loan rates that more than offset growth in loan balances. Competition for good credits continues to pressure loan rates.

Non-Interest Income
Non-interest income declined by 5.51% compared to the previous quarter and was lower by 18.55% compared to the quarter ended March 31, 2015.

•
Total revenue generated by our wealth management group, Middleburg Investment Group ("MIG") was $1.16 million for the quarter ended March 31, 2016, relatively unchanged compared to the previous quarter and lower by 4.93% compared to the same quarter in 2015. Fee income is based primarily upon the market value of assets under administration which were $1.89 billion at March 31, 2016 and $1.99 billion at March 31, 2015.

•
Other operating income was $222,000 for the quarter ended March 31, 2016, a decrease of 57.87% compared to the previous quarter and a decrease of 73.63% compared to the quarter ended March 31, 2015. In the first quarter of 2015, there was a substantial recovery of expenses related to a loan that had previously been charged off. Excluding this recovery of expenses, other operating income in the first quarter of 2015 would have been $277,000. Other operating income generally includes revenue from prepayment penalties, safe deposit charges, wire fees and other miscellaneous adjustments.

NON-INTEREST EXPENSE
Non-interest expense increased by 10.53% compared to the previous quarter and by 4.00% compared to the same period in 2015. Principal categories of non-interest expense that changed were the following:

•
Salaries and employee benefit expenses increased by 27.61% when compared to the previous quarter and decreased by 0.74% when compared to the same period in 2015. Salaries and employee benefit expenses were lower in the fourth quarter of 2015 as we aligned compensation to the achievement of income and growth targets, which were negatively impacted by the $3 million loan charge-off recorded in the fourth quarter. The increase in salaries and benefits expenses in the first quarter of 2016 reflects normal levels of incentive accruals and salary adjustments that occurred in the first quarter.

•
Costs related to other real estate owned (OREO) increased when compared to the prior quarter and also when compared to the same period in 2015. In the current quarter, we recorded a valuation adjustment of $189,000 for one property resulting from an updated appraisal.

•
Computer expense decreased to $720,000 for the current quarter compared to $801,000 for the quarter ended December 31, 2015 and increased from $490,000 for the quarter ended March 31, 2015. The decrease in computer operations expense compared to the previous quarter was primarily related to costs associated with conversion to a new on-line banking platform in the fourth quarter of 2015. The increase in computer operations expenses compared to the same period in 2015 was primarily due to a termination fee for converting to the new on-line banking platform.

•
Other miscellaneous operating expenses decreased by 20.96% compared to the prior quarter and increased slightly by $112,000 when compared to the same period in 2015. This category includes meals and entertainment expenses, advisory expenses and legal costs.

ASSET QUALITY
Total nonperforming assets were $25.06 million as of March 31, 2016 compared to $25.51 million at December 31, 2015 and $18.43 million at March 31, 2015. The primary changes in nonperforming asset balances were:

•
Nonaccrual loans declined by 11.81% to $7.75 million as of March 31, 2016 compared to $8.78 million as of December 31, 2015 and declined 19.51% when compared to $9.63 million as of March 31, 2015. The decline in nonaccrual loans compared to the prior quarter was primarily due to one loan that had been on nonaccrual that paid off in the first quarter of 2016 and one loan that was in foreclosure that was transferred to OREO during the quarter.

•
Restructured loans that were accruing were $12.03 million as of March 31, 2016 compared to $12.06 million and $4.26 million as of December 31, 2015 and March 31, 2015, respectively. The increase in restructured loans that were accruing was due to the restructuring of two loans that were part of a single relationship during the second quarter of 2015.

•	Other real estate owned were $3.73 million as of March 31, 2016 compared to $3.35 million and $3.40 million as of December 31, 2015 and March 31, 2015, respectively.

•	Loans past due 90+ days and still accruing $511,000 as of March 31, 2016 compared to $278,000 and $74,000 as of December 31, 2015 and March 31, 2015, respectively.

The Company increased its allowance for loan and lease losses ("ALLL") slightly to $11.33 million or 1.37% of total loans at March 31, 2016 compared to $11.05 million or 1.37% of total loans at December 31, 2015. The increase was due to loan growth which increased general reserves. The provision for loan losses decreased to $300,000 in the first quarter of 2016 compared to a provision of $2.7 million in the previous quarter and a provision of $450,000 for the same period in 2015.

CONSOLIDATED ASSETS
Total consolidated assets at March 31, 2016 were $1.35 billion, higher by 4.11% since December 31, 2015. Changes in major asset categories were as follows:

•	Cash balances and deposits with other banks increased by $26.49 million compared to December 31, 2015.

•	The Company deployed some of its excess liquidity into growing its securities portfolio which increased by $7.47 million compared to December 31, 2015.

•	Loans held-for-investment grew to $824.55 million as of March 31, 2016 compared to $805.68 million on December 31, 2015, an increase of $18.87 million from December 31, 2015.

CONSOLIDATED LIABILITIES
Total consolidated liabilities at March 31, 2016 were $1.22 billion, an increase of 4.40% compared to December 31, 2015. Deposit growth continues to be strong with total deposits increasing by $43.10 million from December 31, 2015 to $1.08 billion as of March 31, 2016. Federal Home Loan Bank ("FHLB") borrowings increased by $10.00 million from December 31, 2015 to $95.00 million at March 31, 2016. The majority of FHLB borrowings mature in less than one year. We expect to retire those advances as they mature and replace them with core deposits.

SHAREHOLDERS' EQUITY AND CAPITAL
Shareholders’ equity at March 31, 2016 was $125.23 million, compared to $123.55 million at December 31, 2015. Retained earnings at March 31, 2016 were $61.53 million compared to $60.39 million at December 31, 2015. On September 15, 2015, the Company's Board of Directors authorized the repurchase of up to $10 million of the Company’s common stock, or approximately 8% of the Company’s outstanding shares. The repurchase program was effective immediately and runs through December 31, 2017. This program replaces the previous repurchase program adopted in 1999, pursuant to which the Company had 24,084 shares remaining eligible for repurchase. As of March 31, 2016, the Company had repurchased a total of 104,300 shares, totaling $1.91 million of the repurchase authorization for a weighted average price of $18.33. The tangible book value of the Company’s common stock at March 31, 2016 was $17.14 per share versus $16.93 per share at December 31, 2015.

The Company’s capital ratios remain well above regulatory minimum capital ratios as of March 31, 2016:

•	Tier 1 Leverage ratio was 9.40%, 5.40% over the regulatory minimum of 4.00% to be well capitalized.

•	Common Equity Tier 1 Ratio was 15.56%, 8.56% over the regulatory minimum of 7.00% to be well capitalized.

•	Tier 1 Risk-Based Capital Ratio was 16.22%, 7.72% over the regulatory minimum of 8.50% to be well capitalized.

•	Total Risk Based Capital Ratio was 17.47%, 6.97% over the regulatory minimum of 10.50% to be well capitalized.

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Gainesville, Leesburg, Marshall, Middleburg, Purcellville, Reston, Richmond, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company, which is headquartered in Richmond, Virginia with offices in Middleburg, Alexandria and Williamsburg.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	(Unaudited)
	March 31, 2016	December 31, 2015
ASSETS
Cash and due from banks	$4,586	$5,489
Interest bearing deposits with other banks	61,135	33,739
Total cash and cash equivalents	65,721	39,228
Securities held to maturity, fair value of $9,209 and $4,163, respectively	9,227	4,207
Securities available for sale, at fair value	377,025	374,571
Restricted securities, at cost	6,901	6,411
Loans, net of allowance for loan losses of $11,330 and $11,046, respectively	813,221	794,635
Premises and equipment, net	19,316	19,531
Goodwill and identified intangibles, net	3,593	3,636
Other real estate owned, net of valuation allowance	3,727	3,345
Bank owned life insurance	23,434	23,273
Accrued interest receivable and other assets	25,956	26,026
TOTAL ASSETS	$1,348,121	$1,294,863

LIABILITIES
Deposits:
Non-interest bearing demand deposits	$250,915	$235,897
Savings and interest bearing demand deposits	567,428	560,328
Time deposits	265,555	244,575
Total deposits	1,083,898	1,040,800
Securities sold under agreements to repurchase	25,294	26,869
Federal Home Loan Bank borrowings	95,000	85,000
Subordinated notes	5,155	5,155
Accrued interest payable and other liabilities	13,549	13,485
TOTAL LIABILITIES	1,222,896	1,171,309
Commitments and contingencies
SHAREHOLDERS' EQUITY
Common stock ($2.50 par value; 20,000,000 shares authorized, 7,094,602 and 7,085,217, issued and outstanding, respectively)	17,304	17,330
Capital surplus	43,625	44,155
Retained earnings	61,529	60,392
Accumulated other comprehensive income	2,767	1,677
TOTAL SHAREHOLDERS' EQUITY	125,225	123,554
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,348,121	$1,294,863

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except for per share data)
	(Unaudited)
	For the Three Months Ended March 31,
	2016	2015
INTEREST INCOME
Interest and fees on loans	$8,230	$8,243
Interest and dividends on securities
Taxable	2,073	1,906
Tax-exempt	452	461
Dividends	69	59
Interest on deposits with other banks and federal funds sold	48	30
Total interest and dividend income	10,872	10,699
INTEREST EXPENSE
Interest on deposits	871	855
Interest on securities sold under agreements to repurchase	1	45
Interest on FHLB borrowings and other debt	251	168
Total interest expense	1,123	1,068
NET INTEREST INCOME	9,749	9,631
Provision for loan losses	300	450
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,449	9,181
NON-INTEREST INCOME
Service charges on deposit accounts	279	259
Trust services income	1,158	1,218
ATM fee income	327	299
Gains on sales of loans held for sale, net	9	—
Gains on sales of securities available for sale, net	163	101
Commissions on investment sales	132	129
Bank owned life insurance	160	160
Other operating income	222	842
Total non-interest income	2,450	3,008
NON-INTEREST EXPENSE
Salaries and employee benefits	4,812	4,848
Occupancy and equipment	1,315	1,339
Advertising	55	133
Computer operations	720	490
Other real estate owned	167	67
Other taxes	235	223
Federal deposit insurance	175	211
ATM expense	163	129
Audits and exams	147	105
Other operating expenses	1,467	1,355
Total non-interest expense	9,256	8,900
Income before income taxes	2,643	3,289
Income tax expense	588	841
NET INCOME	$2,055	$2,448
Earnings per share:
Basic	$0.29	$0.34
Diluted	$0.29	$0.34
Dividends per common share	$0.13	$0.10

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Quarterly Summary of Consolidated Statements of Income
(Unaudited, Dollars In thousands, except for per share data)
	For the Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
INTEREST INCOME
Interest and fees on loans	$8,230	$7,995	$8,227	$8,014	$8,243
Interest and dividends on securities
Taxable	2,073	1,992	1,938	1,792	1,906
Tax-exempt	452	449	444	449	461
Dividends	69	69	71	66	59
Interest on deposits with other banks and federal funds sold	48	22	23	31	30
Total interest and dividend income	10,872	10,527	10,703	10,352	10,699
INTEREST EXPENSE
Interest on deposits	871	882	877	848	855
Interest on securities sold under agreements to repurchase	1	—	2	17	45
Interest on FHLB borrowings and other debt	251	174	165	174	168
Total interest expense	1,123	1,056	1,044	1,039	1,068
NET INTEREST INCOME	9,749	9,471	9,659	9,313	9,631
Provision for (recovery of) loan losses	300	2,700	(432)	(425)	450
NET INTEREST INCOME AFTER PROVISION FOR (RECOVERY OF) LOAN LOSSES	9,449	6,771	10,091	9,738	9,181
NON-INTEREST INCOME
Service charges on deposit accounts	279	258	275	269	259
Trust services income	1,158	1,156	1,168	1,243	1,218
ATM fee income	327	355	347	343	299
Gains (losses) on sales of loans held for sale	9	(4)	—	3	—
Gains on sales of securities available for sale, net	163	2	—	37	101
Commissions on investment sales	132	132	132	154	129
Bank owned life insurance	160	167	166	163	160
Other operating income	222	527	266	223	842
Total non-interest income	2,450	2,593	2,354	2,435	3,008
NON-INTEREST EXPENSE
Salaries and employee benefits	4,812	3,771	4,834	4,982	4,848
Occupancy and equipment	1,315	1,293	1,248	1,226	1,339
Advertising	55	(44)	98	101	133
Computer operations	720	801	524	522	490
Other real estate owned	167	(1)	193	25	67
Other taxes	235	231	230	231	223
Federal deposit insurance	175	203	188	184	211
ATM expense	163	151	138	129	129
Audits and exams	147	113	148	195	105
Other operating expenses	1,467	1,856	1,673	1,483	1,355
Total non-interest expense	9,256	8,374	9,274	9,078	8,900
Income before income taxes	2,643	990	3,171	3,095	3,289
Income tax expense	588	209	850	815	841
NET INCOME	$2,055	$781	$2,321	$2,280	$2,448
Earnings per share:
Basic	$0.29	$0.11	$0.32	$0.32	$0.34
Diluted	$0.29	$0.11	$0.32	$0.32	$0.34
Dividends per common share	$0.13	$0.13	$0.13	$0.10	$0.10

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Selected Financial Data by Quarter
(Unaudited, Dollars in thousands, except for per share data)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
BALANCE SHEET RATIOS
Loans to deposits	76.07%	77.41%	75.64%	76.89%	74.60%
Average interest-earning assets to average interest-bearing liabilities	132.30%	136.05%	135.94%	135.72%	136.04%
INCOME STATEMENT RATIOS
Return on average assets (ROA)	0.63%	0.24%	0.73%	0.73%	0.80%
Return on average equity (ROE)	6.63%	2.45%	7.33%	7.31%	8.01%
Net interest margin (1)	3.24%	3.17%	3.28%	3.24%	3.40%
Yield on average earning assets	3.60%	3.52%	3.63%	3.59%	3.77%
Yield on securities	2.95%	2.83%	2.86%	2.77%	2.98%
Yield on loans	4.09%	4.01%	4.20%	4.20%	4.45%
Cost of funds	0.39%	0.37%	0.37%	0.38%	0.39%
Efficiency ratio (5)	73.22%	67.21%	73.30%	74.88%	68.35%
PER SHARE DATA
Dividends	$0.13	$0.13	$0.13	$0.10	$0.10
Book value	17.65	17.44	17.65	17.42	17.51
Tangible book value (4)	17.14	16.93	17.13	16.90	16.99
SHARE PRICE DATA
Closing price	$21.60	$18.48	$17.61	$18.00	$18.30
Diluted earnings multiple (2)	18.52	16.95	13.76	14.06	13.45
Book value multiple (3)	1.22	1.06	1.00	1.03	1.04
COMMON STOCK DATA
Outstanding shares at end of period	7,094,602	7,085,217	7,162,716	7,163,255	7,127,105
Weighted average shares outstanding, basic	7,076,775	7,152,844	7,162,930	7,145,929	7,127,910
Weighted average shares outstanding, diluted	7,107,380	7,171,498	7,181,183	7,167,165	7,148,702
Dividend payout ratio	44.83%	118.18%	40.63%	31.25%	29.41%
CAPITAL RATIOS
Capital to assets	9.29%	9.54%	10.02%	10.05%	9.86%
Leverage ratio	9.40%	9.59%	9.84%	9.85%	9.76%
Common equity tier 1 ratio	15.56%	15.61%	16.31%	16.35%	16.49%
Tier 1 risk based capital ratio	16.22%	16.27%	16.99%	17.04%	17.20%
Total risk based capital ratio	17.47%	17.52%	18.25%	18.28%	18.45%
CREDIT QUALITY
Net charge-offs (recoveries) to average loans	0.002%	0.390%	(0.002)%	(0.04)%	0.03%
Total nonperforming loans to total loans	2.46%	2.62%	2.71%	2.63%	1.83%
Total nonperforming assets to total assets	1.86%	1.97%	2.07%	1.99%	1.46%
Nonaccrual loans to:
Total loans	0.94%	1.09%	1.13%	1.04%	1.26%
Total assets	0.57%	0.68%	0.70%	0.64%	0.76%
Allowance for loan losses to:
Total loans	1.37%	1.37%	1.46%	1.54%	1.58%
Nonperforming assets	45.22%	43.30%	43.73%	48.03%	65.23%
Nonaccrual loans	146.25%	125.75%	129.15%	148.53%	124.92%
NONPERFORMING ASSETS
Loans delinquent 90+ days and still accruing	$511	$278	$224	$173	$74
Nonaccrual loans	7,747	8,784	8,827	8,008	9,625
Restructured loans (not in nonaccrual)	12,027	12,058	12,106	12,138	4,262
Other real estate owned	3,727	3,345	3,871	3,402	3,402
Repossessed assets	1,043	1,043	1,044	1,044	1,070
Total nonperforming assets	$25,055	$25,508	$26,072	$24,765	$18,433

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded. Because the Company earns non taxable interest income due to the mix in its investment and loan portfolios, net interest income for the ratio is calculated on a tax equivalent basis as described above. This calculation excludes net securities gains and losses.

(2)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(3)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(4)
Tangible book value is not a measurement under accounting principles generally accepted in the United States. It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and then dividing the result by the number of shares of common stock issued and outstanding at the end of the accounting period.

(5)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense (adjusted for amortization of intangibles, other real estate expenses, and non-recurring one-time charges) by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The tax rate utilized in calculating tax equivalent amounts is 34%. The Company calculates and reviews this ratio as a means of evaluating operational efficiency.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES Average Balances, Income and Expenses, Yields and Rates (Unaudited)
	Three months ended March 31,
	2016			2015
	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$336,696	$2,142	2.56%	$309,842	$1,965	2.57%
Tax-exempt (1)	49,231	685	5.60%	52,606	699	5.39%
Total securities	$385,927	$2,827	2.95%	$362,448	$2,664	2.98%
Loans:
Taxable	$809,451	$8,223	4.09%	$751,590	$8,237	4.44%
Tax-exempt (1)	723	10	5.56%	615	8	5.28%
Total loans (3)	$810,174	$8,233	4.09%	$752,205	$8,245	4.45%
Interest on deposits with other banks and federal funds sold	44,407	48	0.43%	61,203	30	0.20%
Total earning assets	$1,240,508	$11,108	3.60%	$1,175,856	$10,939	3.77%
Less: allowance for loan losses	(11,177)			(11,660)
Total nonearning assets	81,563			76,223
Total assets	$1,310,894			$1,240,419
Liabilities:
Interest-bearing deposits:
Checking	$355,670	$191	0.22%	$337,126	$166	0.20%
Regular savings	128,113	59	0.19%	115,319	53	0.19%
Money market savings	75,498	38	0.20%	69,536	32	0.19%
Time deposits:
$100,000 and over	143,285	319	0.90%	132,240	292	0.90%
Under $100,000	109,685	264	0.97%	110,367	312	1.15%
Total interest-bearing deposits	$812,251	$871	0.43%	$764,588	$855	0.45%
Securities sold under agreements to repurchase	27,419	1	0.01%	33,761	45	0.54%
FHLB borrowings and other debt	98,012	251	1.03%	65,988	168	1.03%
Total interest-bearing liabilities	$937,682	$1,123	0.48%	$864,337	$1,068	0.50%
Non-interest bearing liabilities:
Demand deposits	234,780			238,785
Other liabilities	13,726			13,419
Total liabilities	$1,186,188			$1,116,541
Shareholders' equity	124,706			123,878
Total liabilities and shareholders' equity	$1,310,894			$1,240,419
Net interest income		$9,985			$9,871
Interest rate spread			3.12%			3.27%
Cost of Funds			0.39%			0.39%
Interest expense as a percent of average earning assets			0.36%			0.37%
Net interest margin			3.24%			3.40%

(1)	Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.

(2)	All yields and rates have been annualized on a 366 day year for 2016 and 365 day year for 2015.

(3)	Total average loans include loans on non-accrual status.